EXHIBIT 10(f)(6)

AMENDMENT NO. 5

TO

2008 RESTATEMENT

OF

XEROX CORPORATION

UNFUNDED RETIREMENT INCOME GUARANTEE PLAN

W I T N E S S E T H:

WHEREAS, Xerox Corporation (the “Employer”) has established the Xerox Corporation Unfunded Retirement Income Guarantee Plan, which is presently set forth in the “2008 Restatement of Xerox Corporation Unfunded Retirement Income Guarantee Plan”, as amended by Amendments No. 1 through 4 (the “Plan”), and

WHEREAS, the Employer desires to amend the Plan,

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 6.1 shall be amended to read in its entirety as follows:

“Section 6.1. Duties of the Administrator. The Plan shall be administered by a Plan Administrator which shall be a committee whose members shall be appointed by the Vice President of the Company responsible for human resources. In addition, the Plan Administrator shall be the named fiduciary of the Plan. The Plan Administrator may delegate any of its administrative and fiduciary duties under the Plan and may delegate any of its discretionary authority to construe the terms of the Plan and determine eligibility for benefits. Any reference in the Plan to “to “his”, “his or her”, “he” or “its” in connection with the Plan Administrator’s duties and responsibilities shall be deemed to refer to the committee appointed by the Vice President responsible for human resources.

The Plan shall be administered by the Administrator in accordance with its terms and purposes. The Administrator shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant from the Plan and shall cause them to be paid by the Company accordingly.”

The foregoing amendment is effective as of January 1, 2010. In all other respects, the Plan remains unchanged.

IN WITNESS WHEREOF, the Employer has caused this Amendment to be signed as of this 1st day of December, 2009.

XEROX CORPORATION

By:	/s/ Patricia M. Nazemetz
Vice President